UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

Dril-Quip, Inc. 13550 Hempstead Highway Houston, Texas 77040

April 3, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on May 9, 2007 at 3:00 p.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please sign, date and mail promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Larry E. Reimert
Co-Chairman of the Board
and Co-Chief Executive Officer

Gary D. Smith
Co-Chairman of the Board
and Co-Chief Executive Officer

J. Mike Walker
Co-Chairman of the Board
and Co-Chief Executive Officer

DRIL-QUIP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2007

To the Stockholders of

Dril-Quip, Inc.:

The annual meeting of stockholders of Dril-Quip, Inc. will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, on Wednesday, May 9, 2007 at 3:00 p.m., Houston time, for the following purposes:

1.	To elect two directors to serve for a three-year term.

2.	To approve the appointment of BDO Seidman, LLP as independent registered public accounting firm for 2007.

3.	To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 20, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

Gary D. Smith
Co-Chairman of the Board, Co-Chief Executive
Officer and Secretary

April 3, 2007

13550 Hempstead Highway

Houston, Texas 77040

Dril-Quip, Inc.

13550 Hempstead Highway

Houston, Texas 77040

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $.01 per share, for use at the 2007 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to stockholders is April 3, 2007. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of BDO Seidman, LLP as our independent registered public accounting firm and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 13550 Hempstead Highway, Houston, Texas 77040. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 20, 2007, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 40,375,032 shares of common stock. All share numbers in this proxy statement reflect our two-for-one stock split effected in the form of a stock dividend in October 2006. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 20, 2007 by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all executive officers, director nominees and directors as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner(1)	Number of Shares	Percent of Stock
Larry E. Reimert (2)(3)	4,215,775	10.4%
Gary D. Smith (3)(4)	4,079,812	10.1%
J. Mike Walker (3)(5)	5,712,180	14.0%
Jerry M. Brooks (6)	10,000	*
Alexander P. Shukis	0	*
Gary L. Stone	2,000	*
John V. Lovoi	0	*
L. H. Dick Robertson	0	*
All directors and executive officers as a group (8 persons)	14,019,767	34.1%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person is 13550 Hempstead Highway, Houston, Texas 77040.

(2)	Includes (a) 910 shares of common stock held directly by Mr. Reimert, (b) 268,650 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 20, 2007 and (c) 3,946,215 shares of common stock held by Reimert Family Partners, Ltd., a limited partnership of which Mr. Reimert is the Managing General Partner, and with respect to which he exercises voting and investment power. Does not include the shares of common stock shown above as beneficially owned by Mr. Smith and Mr. Walker, as to which Mr. Reimert disclaims beneficial ownership.

(3)	Mr. Reimert and Reimert Family Partners, Ltd., Mr. Smith and Four Smiths’ Company, Ltd., and Mr. Walker have entered into a stockholders agreement wherein each party has agreed to vote shares of common stock held by such party for election of one nominee to our Board of Directors proposed by each of (i) Larry E. Reimert and Reimert Family Partners, Ltd., (ii) Gary D. Smith and Four Smiths’ Company, Ltd. and (iii) J. Mike Walker. The parties to the stockholders agreement may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any such group could be deemed to have beneficial ownership, for purposes of Section 13(d) and 13(g) of the Exchange Act, of all of our equity securities beneficially owned by such parties. Such parties would, as of March 20, 2007, be deemed to beneficially own an aggregate of 14,007,767 shares of common stock, or approximately 34% of the total number of shares of common stock outstanding.

(4)	Includes (a) 1,110 shares of common stock held directly by Mr. Smith, (b) 78,702 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 20, 2007 (c) and 4,000,000 shares of common stock held by Four Smiths’ Company, Ltd., a limited partnership of which Mr. Smith and his wife, Gloria Jean Smith, are the Managing General Partners, and with respect to which they exercise voting and investment power. Mrs. Smith may also be deemed to be the beneficial owner of such shares. Does not include the shares of common stock shown above as beneficially owned by Mr. Reimert and Mr. Walker, as to which Mr. Smith disclaims beneficial ownership.

(5)	Includes 411,980 shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 20, 2007. Does not include the shares of common stock shown above as beneficially owned by Mr. Reimert and Mr. Smith, as to which Mr. Walker disclaims beneficial ownership.

(6)	Consists entirely of shares of common stock that may be acquired pursuant to options that are currently exercisable or will become exercisable within 60 days of March 20, 2007.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2007, 2008 and 2009, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

At the annual meeting, two Class I directors are to be elected to each serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2010 (or until his successor is duly elected and qualified). In accordance with our bylaws, the affirmative vote of a plurality of the votes cast by holders of common stock entitled to vote in the election of directors at the annual meeting is required for the election of the nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors. The Board of Directors has nominated Mr. Alexander P. Shukis and Mr. Gary L. Stone to serve as the Class I Directors. Messrs. Shukis and Stone currently serve as members of our Board of Directors.

Our Board of Directors has no reason to believe that the nominees for election as directors will not be candidates or will be unable to serve, but if for any reason either nominee is unavailable as a candidate or unable to serve when the election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of a substitute nominee selected by our Board of Directors.

The Board of Directors recommends that you vote FOR the election of the nominees listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominees for Class I Directors for Three-Year Terms to Expire in 2010

The following sets forth information concerning the nominees for election as directors at the annual meeting, including each nominee’s age as of March 20, 2007, position with us, and business experience during the past five years.

Alexander P. Shukis, age 62, has been a Class I director since February 2003. He is chairman of the Audit Committee and a member of the Nominating, Governance and Compensation Committee of the Board of Directors. From July 2001 to the present, Mr. Shukis has been the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston. Mr. Shukis’ current term as a director expires at the 2007 annual meeting.

Gary L. Stone, age 70, has been a Class I director since June 2001 and is a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors. From January 1997 until his retirement in May 2000, he served as a Senior Vice President/First Vice President with Bank One, Texas, N.A. Mr. Stone holds a bachelor of science degree in geological engineering from the University of Utah and an MBA degree from the University of Pittsburgh. Mr. Stone’s current term as a director expires at the 2007 annual meeting.

Information Concerning Class II and Class III Directors

The following sets forth information concerning the Class II and Class III directors whose present terms of office will expire at the 2008 and 2009 annual meetings of stockholders, respectively, including each director’s age as of March 20, 2007, position with us, if any, and business experience during the past five years.

Class II

J. Mike Walker, age 63, is Co-Chairman of the Board and Co-Chief Executive Officer with principal responsibility for manufacturing, purchasing and facilities. He has been the Director—Manufacturing, Purchasing and Facilities, as well as a member of the Board of Directors, since our inception in 1981. Prior to that, he served as the Director of Engineering, Manager of Engineering and Manager of Research and Development with Vetco Offshore, Inc. Mr. Walker holds a BSME degree from Texas A&M University, an MSME degree from the University of Texas at Austin and a Ph.D. in mechanical engineering from Texas A&M University. Mr. Walker’s current term as a director expires at the 2008 annual meeting.

John V. Lovoi, age 46, has been a Class II director since May 2005. He is chairman of the Nominating, Governance and Compensation Committee and a member of the Audit Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Cal Dive International, Inc., an energy services company, and KFX Inc., a clean energy technology company engaged in providing technology and service solutions to the power generation industry. Mr. Lovoi holds a bachelor of science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin. Mr. Lovoi’s current term as a director expires at the 2008 annual meeting.

Class III

Larry E. Reimert, age 59, is Co-Chairman of the Board and Co-Chief Executive Officer with principal responsibility for engineering, product development and finance. He has been the Director—Engineering, Product Development and Finance, as well as a member of the Board of Directors, since our inception in 1981. Prior to that, he worked for Vetco Offshore, Inc. in various capacities, including Vice President of Technical Operations, Vice President of Engineering and Manager of Engineering. Mr. Reimert holds a BSME degree from the University of Houston and an MBA degree from Pepperdine University. Mr. Reimert’s current term as a director expires at the 2009 annual meeting.

Gary D. Smith, age 64, is Co-Chairman of the Board and Co-Chief Executive Officer with principal responsibility for sales, service, training and administration. He has been the Director—Sales, Service, Training and Administration, as well as a member of the Board of Directors, since our inception in 1981. Prior to that, he worked for Vetco Offshore, Inc. in various capacities, including General Manager and Vice President of Sales and Services. Mr. Smith’s current term as a director expires at the 2009 annual meeting.

L. H. Dick Robertson, age 72, has been a Class III director since December 2006 and is a member of the Audit Committee and the Nominating, Governance and Compensation Committee of the Board of Directors. Previously, he was the president and chief executive officer of Dual Drilling Company, an international offshore drilling contractor, from 1984 until June 1996, when Dual Drilling merged with Ensco International Incorporated. From June 1996 to the present, Mr. Robertson has been retired. Prior to his employment with Dual Drilling Company, Mr. Robertson served as president and chief executive officer of Republic Drilling & Service, president of Progress Drilling & Marine, Inc., chairman, president and chief executive officer of Attwood Oceanics, Inc. and senior vice president of Global Marine, Inc. Mr. Robertson holds a bachelor of science degree in petroleum engineering and a BBA in general business from Texas A&M University. Mr. Robertson’s current term as a director expires at the 2009 annual meeting.

CORPORATE GOVERNANCE MATTERS

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange (“NYSE”), no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest on the one hand, and us, our affiliates, or our senior management has an interest on the other. As a result of this review, the Board of Directors affirmatively determined that Messrs. Lovoi, Robertson, Shukis and Stone are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Lovoi, Robertson, Shukis and Stone are independent under the additional standards for audit committee membership under rules of the SEC. The remaining directors, Messrs. Reimert, Smith and Walker, are members of our senior management.

As contemplated by the rules of the NYSE, the Dril-Quip, Inc. Corporate Governance Guidelines (the “Corporate Governance Guidelines”) set forth categorical standards to assist the Board of Directors in making independence determinations. Under the rules of the NYSE, immaterial relationships that fall within the guidelines are not required to be disclosed separately in this proxy statement. As set forth in the Corporate Governance Guidelines, a relationship falls within the categorical standard and is not required to be disclosed separately in the proxy statement if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”);

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

The relationships of Messrs. Lovoi, Robertson, Shukis and Stone were considered to fall within the categorical standards.

Code of Business Conduct and Ethics

Pursuant to Rule 303A.10 of the NYSE Manual, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”) for our directors, officers and employees. The Code of Ethics also meets the requirements of a code of ethics under Item 406 of Regulation S-K. Changes in and waivers to the Code of Ethics for our directors, executive officers and certain senior financial officers will be posted on our Internet website within five business days and maintained for at least twelve months.

Committees of the Board of Directors

The Board of Directors has appointed two committees: the Audit Committee and the Nominating, Governance and Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, and Messrs. Lovoi, Robertson and Stone. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The Audit Committee charter contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Nominating, Governance and Compensation Committee

The current members of the Nominating, Governance and Compensation Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Robertson, Shukis and Stone.

The Board of Directors has approved the Nominating, Governance and Compensation Committee Charter, which contains a detailed description of the Nominating, Governance and Compensation Committee’s responsibilities. Under the charter, the Nominating, Governance and Compensation Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. In fulfilling its compensation role, the Nominating, Governance and Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Compensation Matters

In fulfilling its compensation role, the Nominating, Governance and Compensation Committee is authorized to:

•

review and approve corporate goals and objectives relevant to our Co-Chief Executive Officers’ compensation; evaluate our Co-Chief Executive Officers’ performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve our Co-Chief Executive Officers’ compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the employment agreements of the chief executive officers;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time when and as the Nominating, Governance and Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

In March 2006 in accordance with the employment agreements of our Co-Chief Executive Officers, our Co-Chief Executive Officers proposed, and the Nominating, Governance and Compensation Committee approved, our budget and the companies comprising our industry peers utilized for purposes of determining the 2006 annual cash incentive compensation of our Co-Chief Executive Officers.

In October 2006, the Nominating, Governance and Compensation Committee met to review the performance of, and recommend to our Board the base salaries of, our Co-Chief Executive Officers for the period from October 9, 2006 to October 8, 2007, and to award options to purchase common stock to each of our Co-Chief Executive Officers, as required by the employment agreements with each of our Co-Chief Executive Officers. In addition, pursuant to the recommendations of our Co-Chief Executive Officers, the Nominating, Governance and Compensation Committee awarded options to purchase common stock to our Chief Financial Officer and a specified amount of options to purchase common stock to be distributed among key employees at the discretion of our Co-Chief Executive Officers. Subject to certain limitations, our long term incentive plan permits the Nominating, Governance and Compensation Committee to delegate its duties under the plan to our Co-Chairmen of the Board and our other senior officers.

The Nominating, Governance and Compensation Committee met in March 2007 to determine the annual cash incentive compensation earned during 2006 by our Co-Chief Executive Officers pursuant to the terms of their employment agreements. Additionally, our Co-Chief Executive Officers proposed an increase in our Chief Financial Officer’s salary effective March 19, 2007, as well as the amount of his 2006 annual cash incentive, which the Nominating, Governance and Compensation Committee reviewed and approved. Please see “Executive Compensation—Compensation Discussion and Analysis” for information about our 2006 executive officer compensation.

The Nominating, Governance and Compensation Committee has the authority to engage a third-party consultant at any time. Each year, we engage a third-party firm, Towers Perrin, to prepare an analysis of the return on capital for our industry peers for use in determining the annual cash bonus of our Co-Chief Executive Officers. Please see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation” for information regarding the determination of our annual cash bonus for our Co-Chief Executive Officers. In 2006, we did not otherwise engage any consultant related to annual executive compensation decisions. During 2005, we engaged Towers Perrin to prepare an analysis of our compensation for senior executives and to assist in our evaluation of our long-term equity based compensation.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating, Governance and Compensation Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors, our executive officers, individuals personally known to the members of the Nominating, Governance and Compensation Committee and research. In addition, the Nominating, Governance and Compensation Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating, Governance and Compensation Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating, Governance and Compensation Committee. The Nominating, Governance and Compensation Committee did not receive any candidate submissions during 2006. The Nominating, Governance and Compensation Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating, Governance and Compensation Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information—Advance Notice Required for Stockholder Nominations and Proposals” below.

Mr. Robertson was recommended for nomination to the Board of Directors by our Co-Chief Executive Officers.

Evaluating Candidates

The members of the Nominating, Governance and Compensation Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating, Governance and Compensation Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating, Governance and Compensation Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating, Governance and Compensation Committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating, Governance and Compensation Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Information Regarding Meetings

During 2006, the Board of Directors held five meetings. The Audit Committee met four times and the Nominating, Governance and Compensation Committee met three times. During 2006, all directors attended at least 75% of the meetings of the Board of Directors and the Committees thereof during the periods that they served as members.

We expect, but do not require, our Board members to attend the annual meeting. Last year all of our Board members attended the annual meeting.

Executive Sessions of the Board of Directors and the Presiding Director

At each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. The director who presides at these sessions is the chairman of our Audit Committee, currently Mr. Shukis.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholders and other interested parties may communicate directly with our Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Ethics, Audit Committee Charter and Nominating, Governance and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Nominating, Governance and Compensation Committee is comprised entirely of independent directors. None of the members of the Nominating, Governance and Compensation Committee during fiscal 2006 or as of the date of this proxy statement is or has been an officer or employee of Dril-Quip and no executive officer of Dril-Quip served on the compensation committee or board of any company that employed any member of Dril-Quip’s Nominating, Governance and Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

In March 2007, the Board adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating, Governance and Compensation Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating, Governance and Compensation Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

RELATED PERSON TRANSACTIONS

Employment Agreements with Co-Chief Executive Officers

In connection with our initial public offering, we entered into employment agreements with each of Messrs. Reimert, Smith and Walker, our Co-Chief Executive Officers. The following summary of these agreements does not purport to be complete and is qualified by reference to them. We have filed the form of these agreements with the SEC. A copy of the form of these agreements may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Each of these agreements provides for an annual base salary, as well as an annual performance bonus for each twelve-month period ending on September 30 equal to up to 120% of the executive’s annual base salary, with the precise amount of the bonus determined based on specific Company performance goals. The performance goals, which are equally weighted, are based on (i) our annual earnings before interest and taxes (“EBIT”) measured against our annual budget or plan, and (ii) our annual return on capital (defined as EBIT divided by total assets less current liabilities) compared to a peer group of companies. In addition, each agreement provides that the employee will receive an annual grant of a number of options under our incentive plan equal to the employee’s base salary multiplied by three and divided by the market price of the common stock on the grant date. Each agreement provides that the employee’s compensation, including his annual base salary, annual performance bonus and annual grant of options, shall be reviewed at least annually by the Nominating, Governance and Compensation Committee and shall be subject to increase at any time and from time to time on a basis determined by the Nominating, Governance and Compensation Committee, in the exercise of its sole discretion. Each agreement also entitles the employee to participate in all of our incentive, savings, retirement and welfare benefit plans in which other of our executive officers participate. Each agreement requires us to maintain a flexible perquisites spending account in the amount of $25,000 each year for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Messrs. Reimert, Smith and Walker. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Other Benefits.”

On October 27, 2006, each of the employment agreements had a remaining term of four years. The term of each of the employment agreements is automatically extended for one year on October 27 of every year, such that the remaining term of each agreement will never be less than three years. Each agreement is subject to the right of us and the employee to terminate the employee’s employment at any time. Each agreement provides certain benefits upon termination or change-in-control. For more information, see “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

Each agreement also provides that, during the term of the agreement and after termination thereof, the employee shall not divulge any of our confidential information, knowledge or data. In addition, each agreement requires the employee to disclose and assign to us any and all conceptions and ideas for inventions, improvements and valuable discoveries made by the employee which pertain primarily to our material business activities. Each agreement also provides that, in the event that the agreement is terminated for cause or the employee voluntarily resigns (other than during the year following a change-in-control or for good reason), for one year thereafter the employee will not within any country with respect to which he has devoted substantial attention to our material business interests, (i) accept employment or render services to any of our competitors or (ii) enter into or take part in business that would be competitive with us.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement among us, Messrs. Reimert, Smith, Walker, Reimert Family Partners, Ltd. and Four Smiths’ Company, Ltd. (the “Registration Rights Agreement”). The Registration Rights Agreement provides for registration rights pursuant to which, upon the request of any of Messrs. Reimert, Smith and Walker (the “Requesting Holders”), we will file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the common stock subject to the agreement (“Registrable Securities”) held by such Requesting Holders and any other stockholders who are parties to the Registration Rights Agreement and who desire to sell Registrable Securities pursuant to such registration statement, subject to a maximum of two requests by each of Messrs. Reimert, Smith and Walker or their successors and assigns. In addition, subject to certain conditions and limitations, the Registration Rights Agreement provides that Messrs. Reimert, Smith, and Walker may participate in any registration by us (including any registration resulting from any exercise of a demand right under the Registration Rights Agreement) of any of our equity securities in an underwritten offering. The registration rights covered by the Registration Rights Agreement generally are transferable to transferees (whether by assignment or by death of the holder) of the Registrable Securities covered thereby. The Registration Rights Agreement generally terminates when all Registrable Securities (i) have been distributed to the public pursuant to a registration statement covering such securities that has been declared effective under the Securities Act, or (ii) may be distributed to the public in accordance with the provisions of Rule 144(k) (or any similar provision then in force) under the Securities Act.

Stockholders Agreement

In connection with our initial public offering, Messrs. Reimert, Smith and Walker, Reimert Family Partners, Ltd. and Four Smiths’ Company, Ltd. entered into a stockholders agreement (the “Stockholders Agreement”) pursuant to which each party has agreed to vote the shares of common stock held by such party to elect to our Board of Directors one designee of Mr. Reimert and Reimert Family Partners, Ltd. (the “Reimert Stockholders”), one designee of Mr. Smith and Four Smiths’ Company, Ltd. (the “Smith Stockholders”) and one designee of

Mr. Walker. The rights under the Stockholders Agreement are transferable to any heir or legal representative of Messrs. Reimert, Smith or Walker who acquires common stock upon the death of such stockholder and who agrees to be bound by the provisions of such Agreement. In the event the Reimert Stockholders, collectively, the Smith Stockholders, collectively, or Mr. Walker (or their permitted transferees as described in the preceding sentence), own less than 10% of the total number of issued and outstanding shares of our common stock, the rights and obligations of such person under the Stockholders Agreement are terminated.

DIRECTOR COMPENSATION

Each non-employee director receives an annual fee of $50,000, plus a fee of $1,000 for attendance at each Board meeting and $1,000 for each committee meeting. In March 2007, upon the recommendation of our Nominating, Governance and Compensation Committee, the Board of Directors approved an increase in the annual fee paid to each non-employee director to $60,000 per year, effective as of April 1, 2007. Meeting attendance fees were not changed. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or committees thereof and for other expenses incurred in their capacity as directors.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John V. Lovoi	$62,000	—	—	—	—	—	$62,000
L.H. Dick Robertson (1)	—	—	—	—	—	—	—
Alexander P. Shukis	62,000	—	—	—	—	—	62,000
Gary L. Stone	60,000	—	—	—	—	—	60,000

(1)	Elected to the Board of Directors in December 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have four executive officers, our three Co-Chief Executive Officers and our Chief Financial Officer. Each of our Co-Chief Executive Officers is compensated pursuant to an employment agreement which was entered into prior to the closing of our initial public offering in 1997 and is described under “Related Person Transactions—Employment Agreements with Co-Chief Executive Officers.” Additionally, each of our Co-Chief Executive Officers is a significant stockholder of Dril-Quip, which aligns their interests with those of our other stockholders.

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Nominating, Governance and Compensation Committee of our Board of Directors. We describe the specific duties and responsibilities of the Committee in this proxy statement under “Corporate Governance—Committees of the Board of Directors—Nominating, Governance and Compensation Committee.” The Committee normally meets each February or March to set cash bonuses earned during the prior year and to review and, as appropriate, make changes to our executive compensation program. The Committee also normally meets in September or October to determine base salaries for our Co-Chief Executive Officers and award equity-based compensation. Our Co-Chief Executive Officers recommend the base salary of our Chief Financial Officer to the Committee for approval. The Committee also meets at other times during the year and acts by written consent when necessary and appropriate.

The Nominating, Governance and Compensation Committee has the authority to engage a third-party consultant at any time. Each year, we engage a third-party firm, Towers Perrin, to prepare an analysis of the return on capital for our industry peers for use in determining the annual cash bonus of our Co-Chief Executive Officers. See “—Elements of Compensation—Annual Cash Incentive Compensation.” In 2006, we did not otherwise engage any consultant related to annual executive compensation decisions. During 2005, we engaged Towers Perrin to prepare an analysis of our compensation for senior executives and to assist in our evaluation of our long-term equity based compensation. See “—Elements of Compensation—Long-Term Stock-Based Incentive Compensation.”

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salaries;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of stock option awards;

•	contributions to our 401(k) retirement plan; and

•	perquisites and other company-provided benefits such as medical and dental insurance.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash bonuses and stock option awards should be at levels which reflect progress toward our corporate goals and individual performance.

Relative Size of Major Compensation Elements

Pursuant to the employment agreements with each of our Co-Chief Executive Officers, the Committee may increase (but not decrease) the base salary, annual bonus and annual option grants for each of the officers, on a basis determined by the Committee in its sole discretion.

Factors taken into account in determining compensation are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of company-wide and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders.

The following table summarizes the relative size of base salary and incentive compensation for 2006 for each of our named executive officers:

Name	Base Salary	Annual Cash Incentive	Long-Term Stock-Based Incentive
Larry E. Reimert	33%	41%	26%
Gary D. Smith	33%	41%	26%
J. Mike Walker	33%	41%	26%
Jerry M. Brooks	68%	21%	11%

Base Salary

We evaluate base salaries for our Co-Chief Executive Officers annually and adjust them in October of each year. The base salaries for our Co-Chief Executive Officers are reviewed and approved by the Committee. Historically, our Co-Chief Executive Officers have evaluated the base salary for our Chief Financial Officer in May of each year. In March 2007, in connection with the review of certain of our senior management, our Co-Chief Executive Officers recommended an increase in the base salary of our Chief Financial Officer to $225,000, effective March 19, 2007, which the Committee reviewed and approved. Our Co-Chief Executive Officers expect to review our Chief Financial Officer’s base salary again in March 2008. Adjustments to the base salary of our Chief Financial Officer are recommended by our Co-Chief Executive Officers for approval by the Committee.

Base salaries for our named executive officers are based on a review of numerous factors, including the following:

•	our financial and operating performance during the relevant period;

•	the executive officer’s contribution to our success; and

•	the level of competition for executives with comparable skills and experience.

Our Co-Chief Executive Officers received the following base salaries for the twelve-month period ending October 8, 2006, and are receiving the following base salaries for the twelve-month period ending October 8, 2007:

Name	Twelve-Month Period Ending October 8, 2006	Twelve-Month Period Ending October 8, 2007
Larry E. Reimert	$490,000	$515,000
Gary D. Smith	$490,000	$515,000
J. Mike Walker	$490,000	$515,000

Our Chief Financial Officer, Jerry M. Brooks, received the following base salary for the twelve-month period ending May 21, 2006, and is receiving the following base salary for the twelve-month period ending May 21, 2007:

Name	Twelve-Month Period Ending May 21, 2006	Twelve-Month Period Ending May 21, 2007
Jerry M. Brooks	$184,000	$204,327	(1)

(1)	Weighted average, based on a base salary of $200,000 from May 22, 2006 until March 18, 2007 and $225,000 from March 19, 2007 until May 21, 2007.

For 2007, this reflects an increase of $25,000 and $20,327 over 2006 base salaries for our Co-Chief Executive Officers and Mr. Brooks, respectively. This increase was the result of the Committee’s and, for our Chief Financial Officer, the Co-Chief Executive Officers’, evaluation of the individuals in relation to the achievement of our financial and non-financial goals during 2006.

Annual Cash Incentive Compensation

Co-Chief Executive Officers

Under the employment agreements with our Co-Chief Executive Officers, each officer is entitled to an annual cash bonus equal to up to 120% of his then applicable annual base salary, with:

•

a bonus equal to up to 60% of the annual base salary based on the our actual earnings before interest and taxes (“EBIT”) measured relative to our budget or plan for each twelve-month period ended December 31; and

•

a bonus equal to up to 60% of the annual base salary based on our return on capital (defined as (a) EBIT divided by (b) total assets less current liabilities) assessed relative to the our industry peers during each twelve-month period ended September 30.

In accordance with their employment agreements at the beginning of each calendar year, our Co-Chief Executive Officers propose, and the Nominating, Governance and Compensation Committee approves, our budget or plan for the current twelve-month period and the companies comprising our industry peers utilized for these compensation measures. Our EBIT and return on capital for each applicable twelve-month period are calculated by our Chief Financial Officer and are reviewed by our independent public accountants before they are presented to the Committee. The Committee reviews an analysis of the return on capital for the industry peers prepared by Towers Perrin and determines the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following threshold, target and maximum amounts:

	EBIT Element			Return on Capital Element
	EBIT Performance as % of Budget		EBIT Incentive Pay as % of Base Salary	Return on Capital Performance (relative to industry peers)		Return on Capital Incentive as % of Base Salary
Maximum	130%		60.0	75	th %ile	60.0
	127		57.0	72		57.0
	124		54.0	69		54.0
	121		51.0	66		51.0
	118		48.0	63		48.0
	115		45.0	60		45.0
	112		42.0	58		42.0
	109		39.0	56		39.0
	106		36.0	54		36.0
	103		33.0	52		33.0
Target	100%		30.0	50	%ile	30.0
	97		28.0	48		28.0
	94		26.0	46		26.0
	91		24.0	44		24.0
	88		22.0	42		22.0
	85		20.0	40		20.0
	82		18.0	38		18.0
	79		16.0	36		16.0
	76		14.0	34		14.0
	73		12.0	32		12.0
Threshold	70%		10.0	30	th %ile	10.0
	less than	70%	0.0	0.0		0.0

EBIT Performance Relative to 2006 Budget. The 2006 budget was prepared by our Co-Chief Executive Officers and approved by the Committee at its February 2006 meeting. Our Co-Chief Executive Officers began the budget-drafting process for 2006 in October 2005 with the preparation of sales forecasts by our sales and marketing managers in each of our geographic segments. The sales forecasts were reviewed by our Co-Chief Executive Officers, who approved the forecasts for budget purposes. Our Co-Chief Executive Officers then directed our general management to propose budgets based on the approved sales forecasts. A final determination of the proposed budget was reviewed by our Co-Chief Executive Officers and presented to the Committee prior to its February 2006 meeting.

For the twelve-month period ended December 31, 2006, our EBIT was $122.4 million, compared to our budget of $72.0 million for the same period. This resulted in a performance percentage of 170% relative to our 2006 budget.

Return on Capital Relative to Peer Group. The Committee determines a portion of the performance bonus paid to our Co-Chief Executive Officers by comparing our annual return on capital against an industry peer group. The peer group data provides guidance but does not dictate the setting of our Co-Chief Executive Officers’ performance bonus. The peer group consists of companies in the oil and gas equipment and services industry that compete with us for executive talent and, with respect to certain of the companies, compete with us for business opportunities. The peer group is chosen and presented to the Committee by our Co-Chief Executive

Officers. The Committee approves the selection of companies in the peer group each year at its February or March meeting.

For 2006, the peer group included eight companies: Cameron International Corporation, FMC Technologies, Inc., Hydril Company, National Oilwell Varco, Incorporated, Oceaneering International, Inc., Oil States International, Inc., Smith International, Inc. and Weatherford International Ltd. Two of the peer group companies, Cameron International Corporation and FMC Technologies, Inc., are our direct competitors. The peer group companies have revenues ranging from $500 million to $7 billion and a median revenue of approximately $4 billion.

For the twelve-month period ended September 30, 2006, our return on capital was 25%, which resulted in our being ranked in the 66th percentile relative to our peer group. The median return on capital for our peer group, as calculated by Towers Perrin, was approximately 22%.

In March 2007, the Committee awarded a bonus of $618,000 to each Co-Chief Executive Officer for his performance in 2006. The formula resulted in an annual bonus award of 111% of base salary, or $571,650. Based on their outstanding performance in achieving our EBIT as compared to our 2006 budget, the Committee exercised its discretion and increased the bonus award to 120% of base salary.

Chief Financial Officer

The annual cash incentive award for our Chief Financial Officer is determined each year by our Co-Chief Executive Officers in their discretion. The annual cash incentive potential for our Chief Financial Officer can range from 0% of his base salary to any amount deemed appropriate by our Co-Chief Executive Officers, and is based in part on the satisfactory completion of personal and financial objectives during the previous fiscal year. Our Co-Chief Executive Officers set the personal and financial objectives for our Chief Financial Officer, and communicate the objectives to our Chief Financial Officer at the beginning of each year. Our Co-Chief Executive Officers propose the amount of our Chief Financial Officer’s annual cash incentive to the Committee, which then reviews and approves the proposed amount.

As discussed below, we granted no options to purchase shares of common stock or any other long-term equity based compensation to our executive officers in 2004 and 2005. During those years, as a result of the suspension of option grants, our Co-Chief Executive Officers proposed and the Committee approved an increased bonus for our Chief Financial Officer compared to previous years.

In March 2007, based on the proposal of our Co-Chief Executive Officers, the Committee awarded a bonus of $60,000 to our Chief Financial Officer for his performance in 2006. The award was based in part on our Chief Financial officer’s satisfactory completion of personal and financial objectives during 2006.

Long-Term Stock-Based Incentive Compensation

Role of Committee and Timing of Stock Option Grants. The Committee is responsible for option grants under our stock option plan. The Committee approves the grant of options at meetings of the Committee, and has not in the past granted options by written consent. Pursuant to a proposal by our Co-Chief Executive Officers, the Committee establishes an award for our Chief Financial Officer and a total number of awards for non-executive employees and delegates to the Co-Chief Executive Officers the distribution of such awards to our non-executive employees. There is no distinction in the timing of option grants to executive officers and employees generally. All actions of the Committee and our Co-Chief Executive Officers with respect to option awards are required to be completed on or before the grant date. Historically, all of our annual stock option grants have been made on October 28, the anniversary of the closing of our initial public offering (or if such date is not a business day, the preceding business day). The exercise price of the options awarded is the closing market price of common stock on the date of grant. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

The employment agreements provide that each Co-Chief Executive Officer shall receive an annual grant of options that is equal to his base salary multiplied by three and divided by the market price of our common stock on the grant date.

In determining the amount, if any, of stock options granted to our Chief Financial Officer and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants.

In 2004 and 2005, we granted no options to purchase shares of our common stock or any other long-term equity based compensation to our executive officers or any other employees. In October 2004, each Co-Chief Executive Officer waived his right under his employment agreement to receive options to purchase shares of common stock in 2004, in part due to the uncertainty regarding the impact of rule changes affecting the expensing of stock options. In addition, in November 2005 each Co-Chief Executive Officer temporarily deferred his right under his employment agreement to receive option awards in 2005 to allow the Committee time to review the impact on the Company of expensing stock options and, if necessary, to implement a new long-term incentive award to replace the current long-term incentive stock option award provided under the employment agreement. In their November 2005 letter, each of our Co-Chief Executive Officers reserved his right to receive his stock option award for 2005 and future years if the Committee did not implement a replacement long-term incentive award.

In October 2006, as a result of the Committee’s review of the impact on the Company of expensing stock options and the analysis of our compensation for senior executives prepared by Towers Perrin during 2005, the Committee resumed its grants of stock options to each of our named executive officers and our key employees. The Committee granted options to purchase 39,645 shares of our common stock to each of our Co-Chief Executive Officers, as well as options to purchase 10,000 shares of common stock to our Chief Financial Officer and an aggregate of options to purchase 150,000 shares of common stock to be distributed among key employees at the discretion of our Co-Chief Executive Officers. In addition, each of our Co-Chief Executive Officers waived his right to receive his stock option award for 2005, which he had previously reserved.

Perquisites and Other Benefits

We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements with our Co-Chief Executive Officers require us to maintain a flexible perquisites spending account in the amount of $25,000 each year for use in paying for membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Messrs. Reimert, Smith and Walker.

The employment agreements of our Co-Chief Executive Officers also provide certain benefits upon termination which are described under “Potential Payments Upon Termination or Change-in-Control.”

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $1.04 million in 2006, which includes $17,600 for our named executive officers’ benefit.

Impact of Accounting and Tax Treatments

Accounting Treatment

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123R”), which requires that companies recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. We utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options when calculating the pro forma effect of applying the fair value provisions of SFAS No. 123R.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believes it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Compensation Committee Report

The Nominating, Governance and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Nominating, Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating, Governance and Compensation Committee

John V. Lovoi

L.H. Dick Robertson

Gary L. Stone

Alexander P. Shukis

Summary Compensation Table

The following table sets forth information regarding the compensation of each of our three Co-Chief Executive Officers and our Chief Financial Officer (together with our Co-Chief Executive Officers, the “named executive officers”) for services rendered in all capacities during 2006.

	Year	Salary	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
Larry E. Reimert	2006	$494,808	$46,350	$384,522	$571,650	$29,400	$1,526,730
Co-Chairman of the Board and Co-Chief Executive Officer
Gary D. Smith	2006	$494,808	$46,350	$384,522	$571,650	$29,400	$1,526,730
Co-Chairman of the Board and Co-Chief Executive Officer
J. Mike Walker	2006	$494,808	$46,350	$384,522	$571,650	$29,400	$1,526,730
Co-Chairman of the Board and Co-Chief Executive Officer
Jerry M. Brooks	2006	$193,206	$60,000	$31,707	—	$5,134	$290,047
Vice President Finance and Chief Financial Officer

(1)	The amounts shown under Bonus and Non-Equity Incentive Plan Compensation for our Co-Chief Executive Officers reflect the cash awards under their employment agreements, which are discussed in further detail under “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Related Person Transactions—Employment Agreements with Co-Chief Executive Officers.”

(2)	The amounts shown under Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) of option awards pursuant to our incentive plans and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(3)	Amounts shown under All Other Compensation for each of our Co-Chief Executive Officers consist of a flexible perquisites spending account in the amount of $25,000 per year, pursuant to each of our Co-Chief Executive Officer’s employment agreements, for use in paying for club membership dues, costs associated with purchasing or leasing an automobile, financial counseling, tax return preparation and mobile phones. We are required to pay the unused and remaining balances of such accounts annually to Messrs. Reimert, Smith and Walker. In 2006, we paid the following amounts from this account to each of Messrs. Reimert, Smith and Walker:

	Club Membership Dues	Costs Associated with Purchase or Lease of Automobile	Remainder Paid in Cash	Total
Larry E. Reimert	$10,690	—	$14,310	$25,000
Gary D. Smith	$7,438	$4,671	$12,891	$25,000
J. Mike Walker	—	$4,534	$20,466	$25,000

In addition, the amounts shown under All Other Compensation for each named executive officer include our matching contributions to each named executive officer’s 401(k) account in the amount of $4,400. Each named executive officer is responsible for paying income tax on the amounts listed above.

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards to the named executive officers in 2006:

	Grant Date		Date of Nominating, Governance and Compensation Committee Approval	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards
				Threshold	Target	Maximum
Larry E. Reimert	3/9/2006	(2)	—	$103,000	$309,000	$618,000	—	—
	10/27/2006		10/18/2006	—	—	—	39,645	$38.97
Gary D. Smith	3/9/2006	(2)	—	$103,000	$309,000	$618,000	—	—
	10/27/2006		10/18/2006	—	—	—	39,645	$38.97
J. Mike Walker	3/9/2006	(2)	—	$103,000	$309,000	$618,000
	10/27/2006		10/18/2006	—	—	—	39,645	$38.97
Jerry M. Brooks	10/27/2006		10/18/2006	—	—	—	10,000	$38.97

(1)	The amounts shown reflect options to purchase our common stock awarded pursuant to our 2004 Incentive Plan. The options vest and become exercisable in four equal annual installments beginning on October 27, 2007.

(2)	Reflect the cash annual incentive awards to our Co-Chief Executive Officers under their employment agreements for performance in 2006. The amount shown as Target represents 60% of each Co-Chief Executive Officer’s salary for the twelve-month period ending October 8, 2007; the amount shown as Maximum represents 120% of each Co-Chief Executive Officer’s salary for the twelve-month period ending October 8, 2007; and the amount shown as Threshold represents 20% of each Co-Chief Executive Officer’s salary for the twelve-month period ending October 8, 2007. Pursuant to the employment agreements, the Nominating, Governance and Compensation Committee has discretion to increase the award in its sole discretion. For more information, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Related Person Transactions—Employment Agreements with Co-Chief Executive Officers.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option awards made to each named executive officer as of December 31, 2006:

	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Larry E. Reimert	130,190	0		—	$10.305	10/28/2012
	138,460	46,154	(a)	—	7.475	10/28/2013
	0	39,645	(b)	—	38.97	10/28/2016
Gary D. Smith	32,548	0		—	$10.305	10/28/2012
	46,154	46,154	(a)	—	7.475	10/28/2013
	0	39,645	(b)	—	38.97	10/28/2016
J. Mike Walker	143,330	0		—	$9.00	10.28/2011
	130,190	0		—	10.305	10/28/2012
	138,460	46,154	(a)	—	7.475	10/28/2013
	0	39,645	(b)	—	38.97	10/28/2016
Jerry M. Brooks	5,000	0		—	$10.305	10/28/2012
	5,000	2,500	(a)	—	7.475	10/28/2013
		10,000	(b)	—	38.97	10/28/2016

(a)	The options vest on October 28, 2007.

(b)	The options vest in four equal annual installments beginning on October 28, 2007.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on exercise of stock options during 2006 and the value realized upon exercise of such stock options for each of our named executive officers.

	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Larry E. Reimert	522,090	$16,670,572
Gary D. Smith	712,038	$19,200,959
J. Mike Walker	378,760	$11,825,464
Jerry M. Brooks	22,500	$674,293

Equity Compensation Plan Information

The table below sets forth the following information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2006. Our existing equity compensation plan has been approved by our stockholders.

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by stockholders (1)	1,427,485	$14.45	2,431,859
Equity compensation plans not approved by stockholders	—	N/A	—

Total	1,427,485	$14.45	2,431,859

(1)	Consists of the 1997 Incentive Plan of Dril-Quip, Inc. and the 2004 Incentive Plan of Dril-Quip, Inc. No further awards may be issued under the 1997 Incentive Plan.

Potential Payments Upon Termination or Change-in-Control

Co-Chief Executive Officers

The employment agreements with each of our Co-Chief Executive Officers are subject to the right of us and the employee to terminate his employment at any time. Each agreement provides that, upon termination of employment because of death or disability, or if employment is terminated by us for any reason (except under certain limited circumstances defined as “for cause” in the agreement when not during the year following a change-in-control), or if employment is terminated by the employee for any reason during the year following a change-in-control (as defined) or with good reason (as defined), the employee will generally be entitled to (i) a lump sum cash payment equal to the employee’s base salary through the date of termination, together with any deferred compensation previously awarded and any accrued vacation time, (ii) a lump sum cash payment equal to the annual base salary that would have been paid to the employee beginning on the date of termination and ending on the latest possible date of termination of the employment in accordance with the agreement, (iii) a lump sum cash payment equal to the annual bonus calculated in accordance with the agreement for the remaining employment period (assuming for such purpose that the annual bonus payable for each applicable period during the remaining employment period would equal the highest annual bonus paid during the last three years prior to the date of termination), (iv) immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or a cash payment in lieu thereof, and (v) continued participation in medical, dental and life insurance coverage until the employee receives equivalent coverage and benefits under other plans of a subsequent employer or the later of the death of the employee, the death of the employee’s spouse and the youngest child of the employee reaching age 21. We will also pay the employee any such amount as may be necessary to hold the employee harmless from the consequences of any resulting excise or other similar purpose tax relating to “parachute payments” under the Internal Revenue Code of 1986, as amended.

Each agreement also provides that, during the term of the agreement and after termination thereof, the employee shall not divulge any of our confidential information, knowledge or data. In addition, each agreement requires the employee to disclose and assign to us any and all conceptions and ideas for inventions, improvements and valuable discoveries made by the employee which pertain primarily to our material business activities. Each agreement also provides that, in the event that the agreement is terminated for cause or the employee voluntarily resigns (other than during the year following a change-in-control or for good reason), for one year thereafter the employee will not within any country with respect to which he has devoted substantial attention to our material business interests, (i) accept employment or render services to any of our competitors or (ii) enter into or take part in business that would be competitive with us.

In the event of any change-in-control as defined in our stock option award agreements, all outstanding stock option awards will be fully exercisable and vested as of the effective date of such event.

The following tables show potential payments to our Co-Chief Executive Officers under their existing employment agreements upon termination of employment, assuming a December 31, 2006 termination date.

Larry E. Reimert

Payments Upon Termination	Voluntary Termination for Good Reason	Involuntary Not for Cause Termination	Change-in- Control(1)	Death or Disability	Involuntary for Cause Termination		Voluntary Termination other than for Good Reason
Deferred Compensation and Accrued Vacation Through Date of Termination (2)	$4,858	$4,858	$4,858	$4,858	$4,858	(3)	$4,858	(3)
Annual Base Salary Through Remaining Employment Period (4)	1,968,288	1,968,288	1,968,288	1,968,288	—		—
Annual Bonus for Remaining Employment Period (5)	2,247,288	2,247,288	2,247,288	2,247,288	—		—
Stock Options Vesting (6)	11,570,218	11,570,218	11,570,218	11,570,218	—		—
Continued Insurance Coverage (7)	113,935	113,935	113,935	113,935	—		113,935
Tax Gross Up (8)	—	—	3,121,148	—	—		—

Total	$15,904,587	$15,904,587	$19,025,735	$15,904,587	$4,858		$118,793

Gary D. Smith

Payments Upon Termination	Voluntary Termination for Good Reason	Involuntary Not for Cause Termination	Change-in- Control(1)	Death or Disability	Involuntary for Cause Termination		Voluntary Termination other than for Good Reason
Deferred Compensation and Accrued Vacation Through Date of Termination (2)	$116,814	$116,814	$116,814	$116,814	$116,814	(3)	$116,814	(3)
Annual Base Salary Through Remaining Employment Period (4)	1,968,288	1,968,288	1,968,288	1,968,288	—		—
Annual Bonus for Remaining Employment Period (5)	2,247,288	2,247,288	2,247,288	2,247,288	—		—
Stock Options Vesting (6)	4,779,530	4,779,530	4,779,530	4,779,530	—		—
Continued Insurance Coverage (7)	89,589	89,589	89,589	89,589	—		89,589
Tax Gross Up (8)	—	—	2,627,638	—	—		—

Total	$9,201,509	$9,201,509	$11,829,147	$9,201,509	$116,814		$206,403

J. Mike Walker

Payments Upon Termination	Voluntary Termination for Good Reason	Involuntary Not for Cause Termination	Change-in- Control(1)	Death or Disability	Involuntary for Cause Termination		Voluntary Termination other than for Good Reason
Deferred Compensation and Accrued Vacation Through Date of Termination (2)	$238,933	$238,933	$238,933	$238,933	$238,933	(3)	$238,933	(3)
Annual Base Salary Through Remaining Employment Period (4)	1,968,288	1,968,288	1,968,288	1,968,288	—		—
Annual Bonus for Remaining Employment Period (5)	2,247,288	2,247,288	2,247,288	2,247,288	—		—
Stock Options Vesting (6)	16,684,232	16,684,232	16,684,232	16,684,232	—		—
Continued Insurance Coverage (7)	93,540	93,540	93,540	93,540	—		93,540
Tax Gross Up (8)	—	—	3,469,963	—	—		—

Total	$21,232,281	$21,232,281	$24,702,744	$21,232,281	$238,933		$332,473

(1)	Amounts shown are paid upon termination for any reason, including for cause, during the year following a change-in-control.

(2)	Includes 19.6, 471.8 and 965.0 hours of accrued vacation time for Messrs. Reimert, Smith and Walker, respectively.

(3)	Amounts shown must be paid in a lump sum in cash within 30 days of the date of termination.

(4)	Calculated using current base salary paid during fiscal 2006 and the term of the employment agreement ending on October 27, 2010.

(5)	Calculated using the highest annual bonus paid during the last three years prior to December 31, 2006 ($588,000) and the term of the employment agreement ending on October 27, 2010.

(6)	Assumes executive elects cash payment which is calculated based on the difference between the highest price of Dril-Quip common stock traded on the New York Stock Exchange in the six months preceding December 31, 2006 ($44.68) and the exercise price of the outstanding stock options held as of such date.

(7)	Calculated based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other than Pensions (FAS 106).

(8)	The executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Dril-Quip has agreed to reimburse each named executive officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the 4999 gross-up amount in the above tables is based upon a 4999 excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Chief Financial Officer

Our Chief Financial Officer is subject to the same terms and conditions in the event of a termination or change- in-control as our other salaried employees. Pursuant to our stock option award agreements, outstanding unexercisable options expire upon the date of the Chief Financial Officer’s termination with us. If our Chief Financial Officer’s employment terminated due to death or disability, his outstanding exercisable options do not expire until one year from the date of termination. If his employment is terminated for reasons other than death or disability, our Chief Financial Officer’s outstanding exercisable options expire 90 days following the date of termination.

In the event of any change-in-control as defined in our stock option award agreements, all outstanding stock option awards will be fully exercisable and vested as of the effective date of such event. The following table sets forth the intrinsic value of the unvested stock options held by our Chief Financial Officer as of December 29, 2006 that would become vested upon the occurrence of a change-in-control:

Amount(1)
Jerry M. Brooks	$81,125

(1)	Calculated based on the difference between the closing price of Dril-Quip common stock on December 29, 2006 ($39.16) and the exercise price of unvested stock options as of such date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with management and has discussed with BDO Seidman, LLP, our independent registered public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has reviewed, evaluated and discussed with BDO Seidman, LLP its independence in connection with its audit of our most recent financial statements.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

John V. Lovoi

L.H. Dick Robertson

Alexander P. Shukis

Gary L. Stone

PROPOSAL II

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of BDO Seidman, LLP as independent registered public accounting firm to conduct an audit of our financial statements for the year 2007. This firm has acted as independent registered public accounting firm for us since September 2004, and was approved as independent registered public accounting firm for 2006 at our 2006 annual meeting of stockholders. The Board of Directors recommends the approval of BDO Seidman, LLP as independent registered public accounting firm to conduct an audit of our financial statements for the year 2006.

Fees

Aggregate fees for professional services rendered for us by our independent registered public accounting firm as of or for the years ended December 31, 2006 and 2005 were as follows:

		2006	2005
1.	Audit	$1,176,000	$1,103,000
2.	Audit Related	0	0
3.	Tax	0	0
4.	All Other	0	0

	Total:	$1,176,000	$1,103,000

Audit fees for 2006 were for professional services rendered for the audits of our consolidated financial statements, the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, including comfort letters, comment letters and consents, as well as fees associated with Sarbanes-Oxley compliance. For 2006, fees associated with Sarbanes-Oxley compliance totaled $702,500. Audit fees for 2005 were for professional services rendered for the audits of our consolidated financial statements, the review of those financial statements included in our quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 including comfort letters, comment letters and consents, as well as fees associated with Sarbanes-Oxley compliance. For 2005, fees associated with Sarbanes-Oxley compliance totaled $567,000.

Representatives of BDO Seidman, LLP are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the approval of the appointment of BDO Seidman, LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the shares of common stock voted on the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2006 all our directors and executive officers during 2006 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Stockholder Proposals for 2008 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2008, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before November 28, 2007 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2008 if it is received by February 11, 2008. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth for each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class of our capital stock beneficially owned by such person and (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as of a director if elected. The stockholder giving the notice must also include the name and address, as they appear on our books, of such stockholder and the number of shares of each class of our voting stock that are then beneficially owned by such stockholder.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such notice, (d) any financial interest of the stockholder in such proposal and (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 9, 2007. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at 713-939-7711. Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Automatic Data Processing, Inc., either by calling toll free at 1-800-542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 to the return address noted on your voter instruction card. If you revoke your consent you will be removed from the “householding” program within 30 days of ADP’s receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.

Annual Report

The Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2006, has been mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.

By Order of the Board of Directors

Gary D. Smith

Co-Chairman of the Board,

Co-Chief Executive Officer and Secretary

April 3, 2007

DRIL-QUIP , INC.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS, NOMINEES:			FOR	AGAINST	ABSTAIN

01 Alexander P. Shukis 02 Gary L. Stone		2. Approval of the appointment of BDO Seidman LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2007	☐	☐	☐

FOR all nominees listed (except as indicated below)	WITHHELD FOR ALL
☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Dated: , 2007

(Signature)

(Signature)
Sign exactly as name appears hereon.

(Joint owners should each sign. When signing as attorney, executor, officer, administrator, trustee, or guardian, please give full title as such.)

Please sign, date and return the Proxy Card promptly, using the enclosed envelope.

Δ    FOLD AND DETACH HERE    Δ

DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 9, 2007

The undersigned hereby appoints J. Mike Walker and Jerry M. Brooks, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril -Quip, Inc. (the “Company”) to be held on Wednesday, May 9, 2007, at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas, at 3:00 p.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED BELOW AND FOR APPROVAL OF BDO SEIDMAN LLP AS THE THE COMPANY’S ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

See Reverse Side

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ